Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2006, relating to the financial statements and financial statement schedule of Strategic Hotels & Resorts, Inc. (formerly known as Strategic Hotel Capital, Inc.) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. (formerly known as Strategic Hotel Capital, Inc.) for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Chicago, Illinois

April 18, 2006